EXHIBIT 5.1

November 3, 2017

MMEX Resources Corporation

3616 Far West Blvd., #117-321

Austin, Texas 78731

Re:	MMEX Resources Corporation/ Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MMEX Resources Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act, and the proposed sale by the selling stockholders named therein from time to time pursuant to Rule 415 under the Securities Act, 809,690,382 shares (the “Shares”) of the Company’s Class A Common Stock, including 493,190,382 shares issued to selling stockholders as of the date hereof (the “Issued Shares”), up to 300,000,000 shares of our Class A common stock (the “Crown Bridge Shares”) that the Company has the right to put to Crown Bridge Partners, L.LC. pursuant to the Equity Purchase Agreement entered into on June 12, 2017 and 16,500,000 shares (the “Vista Shares”) issuable upon conversion of an outstanding convertible note issued to Vista Capital Investments, LLC (the “Vista Note”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the articles of incorporation and bylaws of the Company and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

1. The Issued Shares have been duly and validly issued and outstanding, and are fully paid and non‑assessable.

2. The Crown Bridge Shares will be, upon issuance in accordance with the terms of the Equity Purchase Agreement, duly and validly issued and outstanding, and will be fully paid and non‑assessable.

3. The Vista Shares will be, upon issuance in accordance with the terms of the Vista Note, duly and validly issued and outstanding, and will be fully paid and non‑assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hallett & Perrin, P.C.